Exhibit 10.10

INTELLIGENT FINGERPRINTING LIMITED (as Borrower)
and
GBS INC. (as Lender)

DATED _______________ 2022

THIS AGREEMENT (“agreement”) is dated _____________ 2022

PARTIES

(1)	INTELLIGENT FINGERPRINTING LIMITED (registered number 06409298), a company incorporated in England and Wales whose registered office is at 14-17 Evolution Business Park Milton Road, Impington, Cambridge, CB24 9NG (“Borrower”); and

(2)	GBS INC., a Delaware corporation, whose registered office is at 420 Lexington Ave., Suite 300, New York, NY 10170 (the “Lender”).

BACKGROUND

(A)	The parties have been in discussions regarding a possible business combination between them involving the acquisition of the entire issued share capital of the Borrower by the Lender pursuant to a proposed share exchange agreement (the “SEA”) (the “Transaction”).

(B)	Pending possible agreement, if any, between the parties of the terms of the Transaction and the signing of the SEA, the Lender has agreed to provide the Borrower with an unsecured term loan facility in an amount of five hundred thousand US dollars ($500,000).

Agreed terms

1.	Definitions and Interpretation

1.1	Definitions

The following definitions apply in this agreement.

“Borrowed Money”	means Financial Indebtedness in respect of which the Borrower is the debtor or otherwise has a liability.
“Business Day”	means a day (other than a Saturday, Sunday or public holiday) when clearing banks in the City of London and the City of New York, NY are open for business.
“Current Lenders Acknowledgement and Agreement”	means that certain current lenders acknowledgement and agreement dated on or around of this Agreement between The Ma-Ran Foundation, The Gary W. Rollins Foundation, Debra Coffey, John Polden, Karin Briden, Sennett Kirk III, Sennett Kirk III Exempt Trust, and Thomas Johnson (together, the “Current Lenders”) the Lender and the Borrower.
“Event of Default”	means any event or circumstance set out in clause 8 (other than clause 8.10).
“Exclusivity Letter”	means that certain exclusivity agreement dated as of the date of this Agreement between the Lender and the Borrower.
“Existing Security”	means all Security created in relation to the Existing Shareholder Loans.
“Existing Shareholder Loans”	means the convertible loans that have been made to the Borrower by existing shareholders in the Borrower in the principal amount of £1,072,900 in aggregate plus any accrued but unpaid interest thereon and any other amounts accrued or outstanding in connection with such loans.

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“Facility”	means the term loan facility made available under this agreement.
“Financial Indebtedness”	means any Liability comprising or in connection with any:

(a)	moneys borrowed;

(b)	debit balance on any account with a bank or other financial institution (including any credit card or payment services provider);

(c)	amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(d)	amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(e)	hire purchase, finance lease, capital lease or any other lease which has the same economic effect as a finance lease or capital lease;

(f)	receivables sold or discounted;

(g)	obligation to deliver assets or services paid for in advance by a financier or otherwise relating to a financing transaction;

(h)	arrangement pursuant to which an asset sold or otherwise disposed of may be re-acquired;

(i)	derivative transaction (including any future, forward, option, swap and contract for differences), whether entered into in connection with protection against or benefit from fluctuation in any rate or price or otherwise;

(j)	amount raised under any other transaction (including any forward sale or purchase, sale and sale back and sale and leaseback agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of borrowing or otherwise classified as borrowings under the accounting standards applicable to that person; or

(k)	counter-indemnity obligation in respect of a guarantee entered into by any person.

“Final Repayment Date”	means 31 December 2022 or, if earlier, 30 calendar days after the date of termination of exclusivity pursuant to clause 2.2 of the Exclusivity Letter.
“Group”	means, in relation to a company, that company, any direct or indirect subsidiary or any holding company from time to time of that company, and any direct or indirect subsidiary from time to time of a holding company of that company.

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“Insolvency Event”	means in respect of any person, the commencement or taking (in each case by that or any other person) of any legal proceedings or other formal legal step or procedure for:

(a)	the winding up, dissolution or administration of, or in relation to, such person;

(b)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, or other similar officer in respect of such person or any assets of such person; or

(c)	the entry by that person into a general composition assignment or arrangement with the creditors of such person generally (whether by way of voluntary arrangement, scheme of arrangement or otherwise); or

any corporate action, legal proceedings or other formal legal procedure or step analogous to those referred to in paragraphs (a) to (c) above.

“Insolvent”	in respect of any person:

(a)	that person being unable to (or admitting inability to) pay its debts as they fall due;

(b)	following the end of the Standstill Period, the value of that person’s assets being less than its Liabilities;

(c)	that person suspending payment of its debts generally; or

(d)	that person being deemed unable to pay his or her debts as they fall due within the meaning of section 123(1) or (2) of the Insolvency Act 1986.

“Liabilities”	means any liabilities, obligations, damages, penalties, fees, charges, fines, costs and expenses, in each case (unless otherwise specified) howsoever arising, including whether:

(a)	arising under any applicable law, in contract, tort, delict, unjustified enrichment, or otherwise;

(a)	arising as a result of any negligence of any person, any breach by any person of duty under any applicable law, or otherwise; and / or

(b)	present, future, contingent, unascertained, or otherwise.

“Loan”	means the principal amount of the loan made or to be made by the Lender to the Borrower under this agreement or (as the context requires) the principal amount outstanding for the time being of that loan.

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“Outstanding Loan”	means the principal amount of the Loan together with all accrued interest pursuant to Clause 4 and all other amounts accrued or outstanding under this agreement.
“Security”	means any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, assignment by way of security or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Standstill Period”	has the meaning given to it in the Current Lenders Acknowledgement and Agreement;
“Tax”	means any tax, levy, impost, duty or other charge, fee, deduction or withholding of a similar nature (including any penalty or interest payable in connection with the failure to pay, or delay in paying, any of these).
“Tax Deduction”	means a deduction or withholding for, or on account of, Tax from a payment under this agreement.

1.2	Interpretation

In this agreement:

1.2.1	a reference to a person shall include a reference to an individual, firm, company, corporation, partnership, limited liability company, joint venture or any other entity or organization of any kind or nature, unincorporated body of persons, government, state or agency of a state or any association, trust, joint venture or consortium (whether or not having separate legal personality) and that person’s personal representatives, successors, permitted assigns and permitted transferees;
1.2.2	unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular;
1.2.3	unless the context otherwise requires, a reference to one gender shall include a reference to the other genders;
1.2.4	a reference to a party shall include that party’s successors, permitted assigns and permitted transferees; and
1.2.5	a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

2.	The Facility

The Lender grants to the Borrower an unsecured term loan facility of five hundred thousand US dollars ($500,000), to be drawn in a single advance on the terms, and subject to the conditions, of this agreement.

3.	Purpose

3.1	The Borrower shall use all money borrowed under this agreement for general working capital requirements.
3.2	The Lender is not obliged to monitor or verify how any amount advanced under this agreement is used.

4.	Interest

4.1	Subject to clause 4.2, the Loan shall bear interest at 2% per annum above the Sterling Barclays Bank Base Rate from time to time.
4.2	If the Borrower fails to make any payment due under this agreement on the Final Repayment Date or on any other due date for payment, interest on the unpaid amount shall accrue daily on a compounded basis, from the date of non-payment to the date of actual payment (both before and after judgment), at 2% above the interest rate specified in clause 4.1 above.
4.3	Any interest under this agreement shall accrue on a day-to-day basis, calculated according to the number of actual days elapsed and a year of 365 days.

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4.4	The Lender’s calculation of any interest under this agreement shall be final.

5.	Repayment / Prepayment

5.1	The Loan shall be repayable in full by the Borrower, together with accrued interest, on the Final Repayment Date or, if the Borrower so requests, earlier with the prior written consent of the Lender.
5.2	The Borrower shall not be entitled to prepay all or any part of the Loan prior to the Final Repayment Date without the prior written consent of the Lender.
5.3	The Borrower may by notice in writing to the Lender request an extension to the Facility prior to the Final Repayment Date. The grant and terms of any such extension, if any, shall be at the sole discretion of the Lender. The Lender may grant or not grant any such request for extension to the Facility. In no event shall the Lender be required to respond, in writing or otherwise, to any request made by the Borrower pursuant to this Clause 5.3.

6.	Payments

6.1	All payments made by the Borrower under this agreement shall be in US dollars and in immediately available cleared funds to the Lender at the account to be notified by the Lender to the Borrower.
6.2	If any payment becomes due on a day that is not a Business Day, the due date of such payment will be extended to the next succeeding Business Day, or, if that Business Day falls in the following calendar month, such due date shall be the immediately preceding Business Day.
6.3	All payments made by the Borrower under this agreement shall be made in full, without set-off, counterclaim or condition, and free and clear of, and without any deduction or withholding, provided that, if the Borrower is required by law or regulation to make such deduction or withholding, it shall:

6.3.1	ensure that the deduction or withholding does not exceed the minimum amount legally required;
6.3.2	pay to the relevant taxation or other authorities, as appropriate, the full amount of the deduction or withholding;
6.3.3	furnish to the Lender, within the period for payment permitted by the relevant law, either:

(i)	an official receipt of the relevant taxation authorities concerned on payment to them of amounts so deducted or withheld; or
(ii)	if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and

6.3.4	pay to the Lender such additional amount as is necessary to ensure that the net full amount received by the Lender after the required deduction or withholding is equal to the amount that the Lender would have received had no such deduction or withholding been made.

6.4	If the Borrower makes a payment in accordance with clause 6.3 (“Tax Payment”) and the Lender determines that:

6.4.1	a credit against, relief or remission for, or repayment of, any Tax (“Tax Credit”) is attributable to an increased payment of which that Tax Payment is a part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
6.4.2	it has obtained and used (in whole or in part) that Tax Credit,

the Lender shall pay an amount to the Borrower that the Lender determines in its sole discretion will leave the Lender (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

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7.	Covenants

7.1	Notwithstanding any other provision herein, the Borrower covenants with the Lender that on and from the date of this agreement until all its Liabilities under this agreement have been discharged in full the Borrower will not:

7.1.1	create, incur, guarantee or suffer to exist any indebtedness not already created, incurred, guaranteed or suffered to exist as of the effective time of this agreement; or
7.1.2	declare or make any dividends or distributions;
7.1.3	create, or permit to subsist, any Security on or over any of its assets other than the Existing Security; or
7.1.4	sell, transfer or otherwise dispose of any of its assets other than in the ordinary course of business consistent with the past practice of the Borrower; or
7.1.5	sell, transfer or otherwise dispose of any of its receivables on recourse terms; or
7.1.6	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
7.1.7	merge, combine or consolidate with any person, whether in a single transaction or in a series of related transactions; or
7.1.8	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Borrowed Money or of financing the acquisition of an asset.

7.2	Notwithstanding any other provision herein, the Borrower covenants with the Lender that on and from the date of this agreement until all its Liabilities under this agreement have been discharged in full the Borrower will:

7.2.1	comply, in all material respects, with all laws applicable to the Borrower; and
7.2.2	conduct the business of the Borrower in the ordinary course of business and consistent with the past practice of the Borrower.

7.3	The Borrower represents and warrants:

7.3.1	that it is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation nor has it stopped paying its debts as they fall due;
7.3.2	that no order has been made or resolution passed and no petition has been presented, meeting convened, procedure commenced or other step threatened or taken or order made for:

(i)	the Borrower’s winding-up, liquidation or dissolution;
(ii)	the Borrower to enter into any arrangement or composition for the benefit of creditors;
(iii)	the appointment of an administrator in respect of the Borrower; or
(iv)	the appointment of a receiver (including an administrative receiver), liquidator, supervisor, compulsory manager, trustee or similar person in respect of the Borrower or any of its revenue, assets or undertakings;

7.3.3	that there has been no scheme of arrangement, compromise or other arrangement between the Borrower and its creditors and/or members or any class of its creditors and/or members sanctioned or approved or proposed;
7.3.4	that there is no unsatisfied judgment or court order outstanding against the Borrower and no distress, execution or other process has been levied on any of its assets;
7.3.5	that no creditor of it or any Group company has taken steps to enforce any debt or other sum owed by it or that Group company which is subsisting;
7.3.6	that neither it nor a Group company has entered into a general assignment, arrangement or composition with or for the benefit of its creditors;
7.3.7	that it is duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own assets and carry on the business being conducted. Further the Borrower has full corporate authority to enter into, perform and deliver this agreement and has entered into this agreement in good faith for its benefit and on arm’s length commercial terms, and this agreement does not (i) require any consent or approval of any third party, other than the Current Lenders (who have given their consent) (ii) contravene the governing documents of the Borrower, or (iii) violate or cause a default under any law or any contract to which the Borrower is a party. Further, this agreement is the valid and legally binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

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7.4	The Borrower shall use all money borrowed under this agreement for general working capital requirements.
7.5	The Borrower shall for each calendar month ending after the date of this agreement prepare management accounts (in a form consistent with past practice) containing profit and loss accounts, balance sheets and forecasts and shall deliver them to the Lender within 15 Business Days after the end of the relevant calendar month.

8.	Events of Default

Each of the events or circumstances set out in this clause 8 (other than clause 8.10) is an Event of Default.

8.1	The Borrower fails to pay any sum payable by it under this agreement, unless its failure to pay is caused solely by an administrative error or technical problem and payment is made within three Business Days of its due date.
8.2	The Borrower fails (other than by failing to pay) to comply with any provision of this agreement and such default is not remedied within three Business Days of the earlier of:

8.2.1	the Lender notifying the Borrower of the default and the remedy required; and
8.2.2	the Borrower becoming aware of the default.

8.3	Save with respect to any of the Existing Shareholder Loans, if:

8.3.1	any Borrowed Money is not paid when due or within any originally applicable grace period; or
8.3.2	any Borrowed Money becomes due, or capable or being declared due and payable prior to its stated maturity by reason of an event of default (howsoever described); or
8.3.3	any commitment for Borrowed Money is cancelled or suspended by a creditor of the Borrower or a member of the Group by reason of an event of default (howsoever described); or
8.3.4	any creditor of the Borrower becomes entitled to declare any Borrowed Money due and payable prior to its stated maturity by reason of an event of default (howsoever described).

8.4	An Insolvency Event occurs in respect of the Borrower or the Borrower becomes Insolvent.
8.5	Any provision of this agreement is or becomes, for any reason, invalid, unlawful, unenforceable, terminated, disputed or ceases to be effective or to have full force and effect.
8.6	The Borrower repudiates or evidences an intention to repudiate this agreement.
8.7	The Borrower or a member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a substantial part of its business.
8.8	Any event occurs (or circumstances exist) which has affected or is likely to materially and adversely affect the Borrower’s ability to perform all or any of its obligations under, or otherwise comply with the terms of, this agreement.
8.9	Any representation, warranty or other written statement of the Borrower under or made in connection with this agreement is incorrect or misleading in any material respect when given.
8.10	At any time after an Event of Default has occurred which is continuing, the Lender may, by notice to the Borrower and each of the Current Lenders (at the addresses provided for each of them in the Current Lenders Acknowledgement and Agreement):

8.10.1	cancel all of its outstanding obligations to advance the Outstanding Loan or any part of it under this agreement whereupon they shall immediately be cancelled; and/or
8.10.2	declare that the Outstanding Loan is immediately due and payable, whereupon they shall become immediately due and payable; and/or
8.10.3	declare that the Loan be payable on demand, whereupon it shall become immediately payable on demand by the Lender.

9.	Amendments, Waivers and Consents and Remedies

9.1	No amendment of this agreement shall be effective unless it is in writing and signed by, or on behalf of, each party to it (or its authorised representative).

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9.2	A waiver of any right or remedy under this agreement or by law, or any consent given under this agreement, is only effective if given in writing by the waiving or consenting party and shall not be deemed a waiver of any other breach or default. It only applies in the circumstances for which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.
9.3	A failure or delay by a party to exercise any right or remedy provided under any this agreement or by law shall not constitute a waiver of that or any other right or remedy, prevent or restrict any further exercise of that or any other right or remedy or constitute an election to affirm this agreement. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy. No election to affirm this agreement by the Lender shall be effective unless it is in writing.
9.4	The rights and remedies provided under this agreement are cumulative and are in addition to, and not exclusive of, any rights and remedies provided by law.

10.	Severability

If any provision (or part of a provision) of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision (or part of a provision) shall be deemed deleted. Any modification to or deletion of a provision (or part of a provision) under this clause shall not affect the legality, validity and enforceability of the rest of this agreement.

11.	Assignment and transfer

Neither party may assign any of its rights or transfer any of its rights or obligations under this agreement without the prior written consent of the other party.

12.	Counterparts

This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute one agreement.

13.	Third party rights

13.1	A person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from the Contracts (Rights of Third Parties) Act 1999.
13.2	The rights of the parties to rescind or agree any amendment or waiver under this agreement are not subject to the consent of any other person.

14.	Notices

14.1	Any notice or other communication given to a party under or in connection with this agreement shall be:

14.1.1	in writing;
14.1.2	delivered by email, hand, by pre-paid first-class post, airmail or other next working day delivery service or sent by fax; and
14.1.3	sent to:

(i)	the Borrower at:

Address:	14-17 Evolution Business Park Milton Road, Impington, Cambridge, CB24 9NG
Email:	philip.hand@intelligentfingerprinting.com
For the attention of:	Philip Hand

(ii)	the Lender at :

Address:	420 Lexington Ave, Suite 300, New York, NY
Email:	spiro.sakiris@gbs.inc
For the attention of:	Spiro Sakiris,

or to any other address as is notified in writing by one party to the other from time to time.

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14.2	Any notice shall be deemed to have been received:

14.2.1	if sent by email or fax, at time of sending, provided that:

(i)	the receipt shall not occur if the sender receives an automated message indicating that the message has not be delivered to the recipient; and
(ii)	if sent after 5.00pm (local time at the address of the recipient set out above) on any Business Day, notice shall be deemed to be received at 9.00am (local time at such address) on the next Business Day; and

14.2.2	if sent by hand, when left at the recipient’s address or if sent by first class post, 72 hours from the time of posting or if sent to or from the United Kingdom by airmail, five Business Days from the time of posting.

15.	Governing law and jurisdiction

15.1	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England.
15.2	Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction, and consents to such exclusive jurisdiction, over any dispute or claim that arises out of, or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

16.	No Definitive Transaction

16.1	The Borrower and the Lender agree that unless and until a definitive agreement with respect to a Transaction has been executed and delivered, neither the Lender nor the Borrower will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this agreement or any written or oral expression with respect to a Transaction by the Lender or any of its affiliates or representatives, and neither the Borrower nor any of its affiliates representatives shall have any claim whatsoever against the Lender or any of its representatives arising out of or relating to a Transaction, or vice versa (other than those against the parties to a definitive agreement in accordance with the terms thereof).

This agreement has been entered into on the date stated at the beginning of it.

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EXECUTION

Signed by Philip Hand
for and on behalf of INTELLIGENT FINGERPRINTING LIMITED	Director

Signed by
for and on behalf of GBS INC.	Director / Authorised Signatory